PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 4, 1996)

                                                [SOUTHWEST GAS CORPORATION LOGO]

                                  $150,000,000

                           SOUTHWEST GAS CORPORATION

                          MEDIUM-TERM NOTES, SERIES A

                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                            ------------------------

    Southwest Gas Corporation (the "Company") may offer from time to time its Medium-Term Notes, Series A, Due Nine Months or More from Date of Issue (the "Notes") in the aggregate initial public offering price of up to $150,000,000, subject to reduction as a result of the sale of other securities of the Company as described in the accompanying Prospectus. Each Note will mature on a date not less than nine months from its date of issue (the "Stated Maturity") as specified in the applicable pricing supplement hereto (each, a "Pricing Supplement") and will be issued in a minimum denomination of $1,000 and integral multiples thereof unless otherwise specified in the applicable Pricing Supplement. Each Note also may be subject to redemption at the option of the Company or the holder thereof prior to the Stated Maturity if specified in the applicable Pricing Supplement. See "Description of the Notes" herein.

    As specified in the applicable Pricing Supplement, each Note will bear interest at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Original Issue Discount Notes, or at a floating rate (a "Floating Rate Note") either determined by reference to the Commercial Paper Rate, LIBOR, the Treasury Rate, the CD Rate, the Prime Rate, the J.J. Kenny Rate, the CMT Rate, the Federal Funds Rate, the 11th District Cost of Funds Rate or any other Base Rate, or formula, as selected by the purchaser and agreed to by the Company, adjusted by the Spread or Spread Multiplier, if any, applicable to such Note. Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note will be payable semiannually in arrears on each April 1 and October 1 and at Stated Maturity or redemption, if any.

    The interest rate or interest rate formula, Issue Price, Stated Maturity, Interest Payment Dates (if other than April 1 and October 1), redemption provisions, if any, and certain other terms with respect to each Note will be established at the time of issuance and set forth in the applicable Pricing Supplement.

    As specified in the applicable Pricing Supplement, each Note will be represented by a global security (a "Global Note") issued in fully registered book-entry form (a "Book-Entry Note") or, under certain limited circumstances described herein, in definitive form (a "Certificated Note"). Each Book-Entry Note will be represented by a Global Note deposited with or on behalf of The Depository Trust Company ("DTC"), or such other depository as identified in the applicable Pricing Supplement (the "Depository"), and registered in the name of the Depository's nominee. Interests in Book-Entry Notes will be shown on, and transfer thereof will be effected only through, records maintained by the Depository (with respect to its participants) and the Depository's participants (with respect to beneficial owners). Book-Entry Notes will not be issuable as Certificated Notes except under the circumstances described herein. See "Description of the Notes -- Book-Entry Notes" herein.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------
                          PRICE TO           AGENTS' DISCOUNTS                 PROCEEDS TO
                         PUBLIC(1)          OR COMMISSIONS(2)(3)              COMPANY(2)(4)
----------------------------------------------------------------------------------------------------
Per Note.............       100%                .125%-.750%                  99.875%-99.250%
----------------------------------------------------------------------------------------------------
Total................   $150,000,000        $187,500-$1,125,000         $149,812,500-$148,875,000
----------------------------------------------------------------------------------------------------

(1) Unless otherwise specified in the applicable Pricing Supplement, the price to the public will be 100% of the principal amount.

(2) The Company will pay Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Dean Witter Reynolds Inc., and PaineWebber Incorporated (each an "Agent," and collectively, the "Agents") a commission, in the form of a discount, ranging from .125% to .750% of the principal amount of any Note, depending upon its Stated Maturity, sold through such Agent. Commissions with respect to Notes with Stated Maturities in excess of thirty years which are sold through an Agent will be negotiated between the Company and such Agent at the time of sale. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a discount equal to the commission applicable to any agency sale of a Note of identical maturity and may be resold by such Agent. In connection with the purchase by any Agent as principal, such Agent may use a selling group and may pass through any portion of such discount to other dealers or purchasers. The Company also may sell Notes directly to investors in which case no commission will be payable. See "Plan of Distribution."

(3) The Company has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

(4) Before deducting expenses payable by the Company estimated at $415,000.

                            ------------------------

    The Notes may be offered from time to time on a continuing basis by the Company through the Agents which have agreed to use their reasonable efforts to solicit offers to purchase Notes. The Company may sell Notes at a discount to any Agent for its own account or for resale to one or more investors or one or more brokers or dealers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent or, if so specified in an applicable Pricing Supplement, for resale at a fixed public offering price. The Company also may arrange for Notes to be sold directly to investors on its own behalf. The Notes will not be listed on any securities exchange, and there can be no assurance that any of the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for any Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company will have the sole right to accept offers to purchase Notes and may reject proposed purchases in whole or in part. An Agent will have the right, in its discretion reasonably exercised and without notice to the Company, to reject any proposed purchase of Notes through the Agent in whole or in part. See "Plan of Distribution."

                            ------------------------

MERRILL LYNCH & CO.
                           DEAN WITTER REYNOLDS INC.
                                                        PAINEWEBBER INCORPORATED

                            ------------------------

          The date of this Prospectus Supplement is December 30, 1996.

     IN CONNECTION WITH AN OFFERING OF NOTES PURCHASED BY ONE OR MORE AGENTS AS PRINCIPAL ON A FIXED OFFERING PRICE BASIS, SUCH AGENT(S) MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                            DESCRIPTION OF THE NOTES

     The following summaries of certain terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth under "Description of Debt Securities" in the accompanying Prospectus, to which specific reference is hereby made. Capitalized terms not otherwise defined herein have the respective meanings given to them in the accompanying Prospectus, the Notes or in the Indenture (as defined herein), as the case may be.

     The following information, which is a general description of the Notes, may be modified or supplemented by information in the applicable Pricing Supplement.

GENERAL

     The Notes will be a series of Debt Securities under the Indenture dated as of July 15, 1996 between the Company and Harris Trust and Savings Bank, as trustee (the "Trustee"), as previously amended and supplemented and as amended and supplemented by the Second Supplemental Indenture dated as of December 30, 1996 (the "Indenture"). The Notes will be unsecured general obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. There will be no limitation on the amount of indebtedness that may rank pari passu with the Notes or on the amount of indebtedness that may be incurred, or capital stock that may be issued, by the Company. The Notes are currently limited to up to $150,000,000 aggregate initial offering price.

     The Notes will not contain provisions designed to require the Company to redeem the Notes, reset the interest rate or take other actions in response to a change in control, highly leveraged transaction, change in credit rating or other similar occurrences involving the Company that may adversely affect the Holders of the Notes.

     Each Note will mature on the date nine months or more from its date of issue (the "Stated Maturity"), as selected by the purchaser and agreed to by the Company and specified in the applicable Pricing Supplement. Each Note also may be subject to redemption at the option of the Company or the Holder thereof prior to its Stated Maturity, as specified in the applicable Pricing Supplement. The Notes will be issued in fully registered form only, without coupons. Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. Except as set forth herein under "-- Book-Entry Notes" or in any Pricing Supplement relating to specific Notes, the Notes will not be issuable as Certificated Notes. Unless otherwise specified in the applicable Pricing Supplement, the minimum denomination of each Note will be $1,000 and integral multiples thereof.

     The Pricing Supplement relating to a Note will describe the following terms: (i) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price"); (ii) the date on which such Note will be issued (the "Original Issue Date"); (iii) the Stated Maturity; (iv) whether such Note is a Fixed Rate Note or a Floating Rate Note and the date from which interest on such Note will accrue; (v) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and the Interest Payment Dates if other than April 1 and October 1; (vi) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period, the Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Spread or Spread Multiplier, if any (each as defined below), the Optional Reset Date, if any, the Fixed Rate Commencement Date, if any, the Fixed Interest Rate, if any, and any other terms relating to the particular method of calculating the interest rate for such Notes; (vii) any index or method used to determine the amounts of payments of premium, if any, and interest, if any, on such Note; (viii) if such Note is an Original Issue Discount Note (as defined below), a statement to that effect; (ix) if such Note may be redeemed at the option of the Company or the Holder thereof prior to Stated Maturity as described under "-- Redemption" below, a description of the provisions relating to such redemption, including, in the case of an Original Issue Discount Note, the information necessary to determine the amount due upon redemption or acceleration of such Note; (x) any sinking fund or other mandatory redemption provisions applicable to such Note, and any provisions for the repayment or purchase by the Company of such Note at the option of the Company or the Holder; (xi) if such Note will be represented by a Certificated Note, a statement to that effect; (xii) if such Note is to be issued in the form of a Global Note, a statement to that effect and identifying the Depository (if other than DTC) with respect to such Global Note; and (xiii) any other terms of such Note not inconsistent with the provisions of the Indenture.

     Interest rates offered by the Company with respect to the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. Interest rates or formulas and other terms of Notes are subject to change by the Company from time to time, but no such change will affect any Note previously issued or as to which an offer to purchase has been accepted by the Company.

     "Interest Payment Date" means for Fixed Rate Notes, unless otherwise specified in the applicable Pricing Supplement, each April 1 and October 1 and in the case of Floating Rate Notes has the meaning specified under the caption "-- Floating Rate Notes" below.

     "Original Issue Discount Note" means any Note which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Stated Maturity thereof, described under "Description of Debt Securities -- General" in the accompanying Prospectus.

COVENANTS

     Restrictions on Liens. The Company will not, at any time during which any Notes are Outstanding, issue, assume or guarantee any Debt, secured by any Lien upon any property or asset of the Company (whether such property or asset is now owned or hereafter acquired), without in any such case effectively securing, prior to or concurrently with the issuance, assumption or guarantee of any such Debt, the Notes (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company ranking equally with the Notes and then existing or thereafter created) equally and ratably with (or, at the Company's option, prior to) such Debt. The foregoing restrictions do not apply to or prevent the creation of: (i) Liens on any property acquired, constructed or improved by the Company after August 1, 1996 that are created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of the construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after August 1, 1996, or, in addition to Liens referred to in clauses
(ii) and (iii), Liens on any property existing at the time of acquisition thereof, provided that the Liens do not apply to any property theretofore owned by the Company other than, in the case of any such construction or improvement, any theretofore unimproved property on which the property so constructed or the improvement is located; (ii) existing Liens on any property or indebtedness of a Corporation that is merged with or into or consolidated with the Company, provided that the Liens do not apply to any property theretofore owned by the Company; (iii) Liens in favor of the United States, any state, or any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction to secure partial, progress, advance or other payment pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type; (iv) Liens on current assets of the Company to secure loans to the Company which mature within 12 months from the creation thereof and which are made in the ordinary course of business; (v) Liens on any property (including any natural gas, oil or other mineral property) of the Company to secure all or part of the cost of exploration or drilling for or development of oil or gas reserves or laying a pipeline or to secure Debt incurred to provide funds for any such purpose; (vi) any Lien existing on August 1, 1996; (vii) Liens on moneys or U.S. Government Obligations deposited with the Trustee pursuant to the provisions of the Indenture summarized under "Description of Debt
Securities -- Defeasance" in the accompanying Prospectus; and (viii) Liens for the sole purpose of extending, renewing or replacing, in whole or in part, Liens securing Debt of the type referred to in the foregoing clauses or this clause
(viii), provided, however, that the principal amount of Debt so secured at the time of such extension, renewal or replacement may not be increased, and that such extension, renewal or replacement is limited to all or part of the property or indebtedness which secured the Lien so extended, renewed or replaced (plus improvements on such property).

     Notwithstanding the foregoing, the Company may issue, assume or guarantee Debt secured by a Lien, which would otherwise be subject to the restrictions described in the first paragraph of this subsection up to an aggregate amount that, together with all other Indebtedness of the Company (other than the Debt secured by Liens described in clauses (i) through (viii) of the first paragraph of this subsection) that would otherwise be subject to the foregoing restrictions and the Value of all Sale and Lease-back Transactions existing at that time (other than any Sale and Lease-back Transaction that, if it had been a Lien, would have been permitted under clause (i) of the first paragraph of this subsection and other than Sale and Lease-back Transactions as to which application of amounts have been made in accordance with clause (ii) of "-- Restrictions on Sale and Lease-back Transactions"), does not at the time exceed 10% of Total Capitalization.

     Restrictions on Sale and Lease-back Transactions. The Company will not, at any time during which any Notes are Outstanding, enter into any Sale and Lease-back Transaction unless the proceeds from such sale are at least equal to the fair value of the property being sold and leased-back and either: (i) the Company is entitled under the provisions described in the preceding paragraphs to incur Debt secured by a Lien on such property without equally and ratably securing the Notes; or (ii) the Company, within 120 days of the effective date of the Sale and Lease-back Transaction (or in the case of clause (A)below, within six months thereafter pursuant to a firm purchase commitment entered into within such 120-day period), applies, or covenants that it will apply, an amount not less than the fair value of such property to one or more of (A) the optional redemption of Securities issued under the Indenture in accordance with the provisions thereof and the terms of such Securities to be so redeemed or the purchase and retirement of Securities as provided pursuant to the Indenture, (B) the payment or other retirement of Funded Debt which is senior to or on parity with the Notes (other than Funded Debt owned by the Company) or (C) the purchase of other property at not more than its fair value (other than the property of the company involved in such sale).

     Certain Definitions. The terms set forth below are defined in the Indenture as follows:

     "CAPITALIZED LEASE" means any lease of any property of the Company (whether real, personal or mixed) by the Company as lessee that would, in conformity with generally accepted accounting principles, be required to be accounted for as a capital lease on the balance sheet of the Company.

     "CORPORATION" means a corporation, association, company, joint-stock company or business trust.

     "DEBT" means debt issued, assumed or guaranteed by the Company for money borrowed.

     "FUNDED DEBT" means all Indebtedness of the Company that by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly or indirectly renewable or extendable at the option of the Company to a date more than one year from the date of creation thereof (including an option of the Company under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more), but excluding any payments due under the terms thereof within 12 months of any date of determination (including any deposit or payment required to be made under any repayment provision, sinking fund, purchase fund or similar provision).

     "INDEBTEDNESS" means, as applied to any Person, Capitalized Leases, bonds, notes, debentures and other securities representing obligations for borrowed money created or assumed by such Person. All indebtedness guaranteed as to payment of principal in any manner by such Person or in effect guaranteed by such Person through a contingent agreement to purchase such indebtedness, and all indebtedness secured by a Lien upon property owned by such Person and upon which such Person customarily pays interest, even though such

Person has not assumed or become liable for the payment of such indebtedness, shall for all purposes thereof be deemed to be "Indebtedness" of such Person.

     "LIEN" means any lien, mortgage, pledge, security interest, charge or other encumbrance of any kind.

     "PERSON" means any individual, Corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "SALE AND LEASE-BACK TRANSACTION" means any arrangement with any Person providing for the lease to the Company of any property of the Company (except for temporary leases for a term, including any renewal thereof, of not more than three years), which property has been or is to be sold or transferred by the Company to such Person.

     "TOTAL CAPITALIZATION" means, as at any time, the aggregate of (i) all amounts outstanding on such date classified as shareholders' equity of the Company on such date, (ii) all amounts outstanding on such date classified as preferred or preference stock of the Company on such date and (iii) all amounts of Funded Debt of the Company outstanding on such date determined on an unconsolidated basis.

     "U.S. GOVERNMENT OBLIGATIONS" means securities which are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligations held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt, in respect of the U.S. Government Obligations, or from any amount received by the custodian, in respect of the U.S. Government Obligations or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt.

     "VALUE" means, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of: (i) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction; and (ii) the fair value, in the opinion of the board of directors of the Company, of such property at the time of entering into such Sale and Lease-back Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

PAYMENT OF PRINCIPAL AND INTEREST

     Payments of interest, if any, on the Notes by the paying agent referred to below will be made by wire transfer in immediately available funds (except that interest, if any, on Certificated Notes will be paid by check) to the Holders of such Notes (which, in the case of Global Notes representing Book-Entry Notes, will be a nominee of the Depository) as of the Regular Record Date (as defined below) for each Interest Payment Date and at Maturity (as defined below); provided, however, that if the Original Issue Date of a Note is after a Regular Record Date and before the corresponding Interest Payment Date, interest for the period from and including the Original Issue Date for such Note to but excluding such Interest Payment Date will be paid on the next succeeding Interest Payment Date to the Holder of such Note on the related Regular Record Date.

     The Company has appointed Harris Trust and Savings Bank as paying agent for the Notes (the "Paying Agent"). Unless otherwise specified in the applicable Pricing Supplement, the principal of the Notes, premium, if any, thereon and interest payable at Maturity or upon redemption or optional repayment will be paid by wire transfer in immediately available funds (except that payments on Certificated Notes will be made by check, except in certain circumstances) upon surrender thereof at the office of the Paying Agent in Chicago, Illinois, which is the principal office for the payment of principal, premium, if any, or interest, if any, on the Notes, or at such other place as may be designated by the Company.

     If, with respect to any Fixed Rate Note, any Interest Payment Date, Redemption Date or the Stated Maturity is not a Business Day (as defined below), payment of amounts due on such Fixed Rate Note on such date may be made on the next succeeding Business Day as if each such payment were made on the date such payment were due and no interest will accrue on such amounts for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, to the next succeeding Business Day.

     If, with respect to any Floating Rate Note, any Interest Payment Date (other than the Stated Maturity or Redemption Date) is not a Business Day, such Interest Payment Date will be postponed until the next succeeding Business Day, except that if such Note is a LIBOR Note (as defined below) and such next succeeding Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Stated Maturity or a Redemption Date of a Floating Rate Note is not a Business Day, payments of principal and interest due on such Floating Rate Note may be made on the next succeeding Business Day, and no interest will accrue on such amounts for the period from and after such Stated Maturity or Redemption Date, as the case may be, to the next succeeding Business Day.

     Notwithstanding anything in this Prospectus Supplement to the contrary, if a Note is an Original Issue Discount Note, the amount payable on such Note in the event of redemption or repayment prior to its Stated Maturity will be the Amortized Face Amount of such Note as of the Redemption Date or the date of repayment, as the case may be. The "Amortized Face Amount" of an Original Issue Discount Note will be the amount equal to (i) the Issue Price set forth in the applicable Pricing Supplement plus (ii) that portion of the difference between the Issue Price and the principal amount of such Note that has accrued at the yield to maturity set forth in the applicable Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) as of such Redemption Date or repayment date, but in no event will the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

     "Maturity" with respect to any Note means the date on which the principal or any installment of principal of a Note becomes due and payable, whether at Stated Maturity, by declaration of acceleration, call for redemption or otherwise.

     The "Regular Record Date" with respect to any Interest Payment Date for a Floating Rate Note will be the date (whether or not a Business Day) fifteen calendar days immediately preceding such Interest Payment Date, and for a Fixed Rate Note (unless otherwise specified in the applicable Pricing Supplement) will be the March 15 or September 15 (whether or not a Business Day) immediately preceding an Interest Payment Date for such Fixed Rate Notes.

     "Business Day" with respect to any Note means any Monday, Tuesday, Wednesday, Thursday or Friday which (i) is not a day on which banking institutions or trust companies in The City of New York or any Place of Payment with respect to such Note are generally authorized or obligated by law, regulation or executive order to close and (ii) if such Note is a LIBOR Note, is also a London Banking Day. "London Banking Day" with respect to any LIBOR Note means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest, if applicable, from and including its Original Issue Date at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Interest payments, if applicable, on Fixed Rate Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no interest has been paid with respect to such Fixed Rate Notes) to but excluding the related Interest Payment Date or Maturity, as the case may be. Unless otherwise set forth in the applicable Pricing Supplement, interest on each Fixed Rate Note will be payable, if applicable, semiannually in arrears on each Interest Payment Date and at the Stated Maturity or Redemption Date, if any. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

     Each Floating Rate Note will bear interest from its Original Issue Date to the first Interest Reset Date (as defined below) for such Note at the Initial Interest Rate set forth on the face thereof and in the applicable Pricing Supplement. Thereafter, the interest rate on such note for each Interest Reset Period (as defined below) will be determined by reference to an interest rate basis (the "Base Rate"), plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one basis point equals one one-hundredth of a percentage point) that may be specified in the applicable Pricing Supplement as being applicable to such Note, and the "Spread Multiplier" is the percentage that may be specified in the applicable Pricing Supplement as being applicable to such Note. The applicable Pricing Supplement will designate one of the following Base Rates as applicable to a Floating Rate Note: (i) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (ii) LIBOR (a "LIBOR Note"), (iii) the Treasury Rate (a "Treasury Rate Note"), (iv) the CD Rate (a "CD Rate Note"), (v) the Prime Rate (a "Prime Rate Note"), (vi) the J.J. Kenny Rate (a "J.J. Kenny Rate Note"), (vii) the CMT Rate (a "CMT Rate Note"), (viii) the Federal Funds Rate (a "Federal Funds Rate Note"), (ix) the 11th District Cost of Funds Rate (an "11th District Cost of Funds Rate Note") or (x) such other Base Rate or formula, as is set forth in such Pricing Supplement and in such Note.

     The interest rate borne by Floating Rate Notes shall be determined as follows:

          (i) Unless a Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," an "Inverse Floating Rate Note" or as having an addendum attached thereto, such Floating Rate Note shall be designated as a "Regular Floating Rate Note" and, except as described herein or as specified in the applicable Pricing Supplement, bear interest at the rate determined by reference to the Base Rate specified in the applicable Pricing Supplement (a) plus or minus the Spread, if any, and/or (b) multiplied by the Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on Floating Rate Notes shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the first Interest Reset Date shall be the Initial Interest Rate specified in the applicable Pricing Supplement.

          (ii) If any Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described herein or as specified in the applicable Pricing Supplement, such Floating Rate Note shall bear interest at the rate determined by reference to the Base Rate specified in the applicable Pricing Supplement (a) plus or minus the Spread, if any, and/or (b) multiplied by the Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the first Interest Reset Date shall be the Initial Interest Rate specified in the applicable Pricing Supplement and the interest rate in effect commencing on the Fixed Rate Commencement Date specified in the applicable Pricing Supplement to Stated Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is so specified, the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date.

          (iii) If any Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described herein or as specified in the applicable Pricing Supplement, such Floating Rate Note shall bear interest equal to the Fixed Interest Rate specified in the applicable Pricing Supplement minus the rate determined by reference to the Base Rate specified in the applicable Pricing Supplement (a) plus or minus the Spread, if any, and/or (b) multiplied by the Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate shall not be less than zero during any Interest Rate Reset Period. Commencing on the first Interest Reset Date, the rate at which interest on such Floating Rate Note is payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the first Interest Reset Date shall be the Initial Interest Rate specified in the applicable Pricing Supplement.

     Notwithstanding the foregoing, if any Floating Rate Note is designated as having an addendum attached as specified in the applicable Pricing Supplement, such Floating Rate Note shall bear interest in accordance with the terms described in such addendum and as specified in the applicable Pricing Supplement.

     Except as set forth herein or as specified in the applicable Pricing Supplement, the interest rate in effect on each day for any Floating Rate Note shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

     As specified in the applicable Pricing Supplement, a Floating Rate Note also may have either or both of the following (in each case expressed as a rate per annum to be calculated on a simple interest basis): (i) a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period ("Maximum Interest Rate") and (ii) a minimum limitation, or floor, on the rate at which interest may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law, as the same may be modified by United States law of general application.

     The Company will appoint, and enter into an agreement with, an agent (the "Calculation Agent") to calculate interest rates on Floating Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, Harris Trust and Savings Bank, will be the Calculation Agent. All determinations of interest rates by the Calculation Agent will, in the absence of manifest error, be conclusive for all purposes and binding upon the Company and the Holders of the Floating Rate Notes.

     The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement and Note. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, the Tuesday of each week (except as provided below under "Treasury Rate Notes"); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month (except in the case of monthly reset 11th District Cost of Funds Rate Notes which will reset on the first calendar day of each month); in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semiannually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of the month of each year specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the Original Issue Date to the first Interest Reset Date will be the Initial Interest Rate specified on the face of the Floating Rate Note. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

     The interest rate for each Interest Reset Period will be the rate determined by the Calculation Agent as of the Interest Determination Date pertaining to the Interest Reset Date for such Interest Reset Period. Unless otherwise specified in the applicable Pricing Supplement, the "Interest Determination Date" pertaining to an Interest Reset Date for (a) a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), (b) a CD Rate Note (the "CD Interest Determination Date"), (c) a Prime Rate Note (the "Prime Interest Determination Date"), (d) a J.J. Kenny Rate Note (the "Kenny Interest Determination Date"), (e) a CMT Rate Note (the "CMT Interest Determination Date") or (f) a Federal Funds Rate Note (the "Federal Funds Interest Determination Date") will be the second Business Day prior to such Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for an 11th District Cost of Funds Rate Note (the

"11th District Interest Determination Date") will be the last business day of the month immediately preceding such Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as defined below). Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Banking Day immediately preceding each Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Period commencing in the next succeeding week. If an auction date will fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date will instead be the first Business Day immediately following such auction date. If the interest rate on any Floating Rate Note is determined by reference to two or more Base Rates, the Interest Determination Date shall be the second Business Day prior to the applicable Interest Reset Date on any Floating Rate Note on which each Base Rate is determinable. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date" applicable to any Interest Determination Date will be the earlier of (i) the tenth calendar day after the Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

     On each Optional Reset Date for Floating Rate Notes, if any, specified in the applicable Pricing Supplement, the Company has the option to reset the Spread and the Spread Multiplier. If no date or dates for such reset are set forth in the applicable Pricing Supplement, such Floating Rate Note will not be subject to such reset. The Company may exercise such option by notifying the Trustee of such exercise at least 45 but not more than 60 days prior to an Optional Reset Date. Not later than 40 days prior to such Optional Reset Date, the Trustee will mail to the Holder a notice (the "Reset Notice"), first class, postage prepaid. The Reset Notice will indicate whether the Company has elected to reset the Spread or Spread Multiplier and if so, (i) such new Spread or Spread Multiplier, as the case may be; and (ii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to Stated Maturity (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period.

     Notwithstanding the foregoing, the Company may, at its option, revoke the Spread or Spread Multiplier as provided for in the Reset Notice, and establish a Spread or Spread Multiplier that is higher (or lower if such Floating Rate Note is designated as an Inverse Floating Rate Note) than the Spread or Spread Multiplier provided for in the relevant Reset Notice for the Subsequent Interest Period commencing on such Optional Reset Date, by causing the Trustee to mail, not later than 20 days prior to an Optional Reset Date, a notice of such new Spread or Spread Multiplier to the Holder. Such notice will be irrevocable. The Company must notify the Trustee of its intentions to revoke such Reset Notice at least 25 days prior to such Optional Reset Date. If the Spread or Spread Multiplier is reset on an Optional Reset Date and the Holder has not tendered such Floating Rate Note for repayment (or has validly revoked any such tender) pursuant to the next succeeding paragraph, such Holder will bear such new Spread or Spread Multiplier for the Subsequent Interest Period.

     If the Company elects to reset the Spread or Spread Multiplier as described above, the Holder will have the option to elect repayment by the Company on any Optional Reset Date at a price equal to the aggregate principal amount outstanding on, plus any interest accrued to, such Optional Reset Date. In order to exercise such option, the Holder must follow the procedures set forth herein and in the applicable Pricing Supplement for optional repayment, except that (i) the period for delivery of such Floating Rate Note or notification to the Trustee will be at least 25 but not more than 35 days prior to such Optional Reset Date and (ii) a Holder who has tendered for repayment pursuant to a Reset Notice may, by written notice to the Trustee, revoke any such tender until the close of business on the tenth day prior to such Optional Reset Date. See "-- Repayment at the Option of the Holder."

     Unless otherwise specified in the applicable Pricing Supplement, interest payable in respect of Floating Rate Notes will be the accrued interest from and including the Original Issue Date or the last date to which interest has been paid, as the case may be, to but excluding the immediately succeeding Interest Payment Date, or Maturity, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, with respect to a Floating Rate Note, accrued interest will be calculated by multiplying the principal amount of such Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed by dividing the interest rate in effect on such day by 360, in the case of Commercial Paper Rate Notes, LIBOR Notes, CD Rate Notes, Prime Rate Notes, Federal Funds Rate Notes and 11th District Cost of Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or by 365 days in the case of a J.J. Kenny Rate Note. For purposes of making the foregoing calculation, the interest rate in effect on any Interest Reset Date will be the applicable rate on such date. Unless otherwise provided in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only the applicable Interest Rate Basis specified in the applicable Pricing Supplement applied.

     Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half of a cent being rounded upward).

     Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable in arrears on the following Interest Payment Dates: in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or the third Wednesday of March, June, September or December of each year, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semiannually, on the third Wednesday of the two months of each year specified in the Pricing Supplement; and in the case of Floating Rate Notes that reset annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement.

     Upon the request of the Holder of any Floating Rate Note, the Calculation Agent for such Note will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

     As used herein, the "Index Maturity" for any Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated; "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System; and "Composite Quotations" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor release published by the Federal Reserve Bank of New York.

COMMERCIAL PAPER RATE NOTES

     Each Commercial Paper Rate Note will bear interest for each Interest Reset Period at an interest rate calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Commercial Paper Rate" for each Interest Reset Period will be the Money Market Yield (as defined below) as of the Commercial Paper

Interest Determination Date for such Interest Reset Period of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate will be published in H.15(519) under the heading "Commercial Paper" or, in the event that such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate for such Interest Reset Period will be the Money Market Yield as of such Commercial Paper Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not published prior to 3:00 p.m. on such Calculation Date in either H.15(519) or Composite Quotations, then the Commercial Paper Rate for such Interest Reset Period will be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date, of three leading dealers in commercial paper in The City of New York selected by the Calculation Agent, in its discretion, for commercial paper of the specified Index Maturity placed for an industrial issuer whose bonds are rated "Aa" or the equivalent by a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid are not quoting offered rates described in this sentence, the Commercial Paper Rate will be deemed to be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     "Money Market Yield" will be a yield calculated in accordance with the following formula:

Money Market Yield =     D X 360     X 100
                       ------------
                       360 - (DXM)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which interest is being calculated.

LIBOR NOTES

     Each LIBOR Note will bear interest for each Interest Reset Period at an interest rate calculated with reference to LIBOR and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Reset Period will be determined as follows:

          (i) The Calculation Agent will either (a) calculate the arithmetic mean of the offered rates (unless the Reuters Screen LIBO Page by its terms provides only for a single rate, in which case the single rate shall be used) for deposits in U.S. dollars for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, which appear (or, if only a single rate is required as aforesaid, appears) on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date ("LIBOR Reuters"), if at least two such offered rates appear on the Reuters Screen LIBO Page, or (b) determine the offered rate on the LIBOR Interest Determination Date for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement that appears on the Telerate Page 3750 as of 11:00 A.M. London time, on that LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Dow Jones Telerate Service (or such other page as may replace the 3750 page on that Service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR will be determined as if LIBOR Telerate had been specified. In the case where (a) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or, in the case where (b) above applies, if no rate appears on the Telerate Page 3750, as applicable, LIBOR with respect to that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in
     (ii) below.

          (ii) The Calculation Agent will request the principal London office of each of four major banks (which may include affiliates of the Agents) in the London interbank market selected by the Calculation Agent, in its discretion, to provide the Calculation Agent with its offered quotations for deposits in U.S. dollars for the period of the specified Index Maturity, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Determination Date and in a principal amount that is representative of a single transaction in such market at such time. If at least two such quotations are provided, "LIBOR" for such interest rate period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, "LIBOR" for such Interest Reset Period will be the arithmetic mean of rates quoted by three major banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent, in its discretion, at 11:00 A.M., New York City time, on such LIBOR Determination Date for loans in U.S. dollars to leading European banks, for the period of the specified Index Maturity commencing on such Interest Reset Date and in a principal amount that is representative of a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are quoting rates as described in this sentence, "LIBOR" for such Interest Reset Period will be deemed to be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

TREASURY RATE NOTES

     Each Treasury Rate Note will bear interest for each Interest Reset Period at an interest rate calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" for each Interest Reset Period will be the rate applicable to the most recent auction held on the Treasury Interest Determination Date for such Interest Reset Period of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "U.S. Government Securities -- Treasury bills -- Auction Average (Investment)" or, in the event that such a rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, then the Treasury Rate for such Interest Reset Period will be the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Interest Determination Date as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the specified Index Maturity are not published or reported as provided above prior to 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held on such Treasury Interest Determination Date, then the Treasury Rate for such Interest Reset Period will be calculated by the Calculation Agent and will be the yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary United States Government securities dealers selected by such Calculation Agent, in its discretion, for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as described in this sentence, then the Treasury Rate for such Interest Reset Period will be deemed to be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

CD RATE NOTES

     Each CD Rate Note will bear interest for each Interest Reset Period at an interest rate calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "CD Rate" for each Interest Reset Period will be the rate on the CD Interest Determination Date for such Interest Reset Period for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)" or, in the event that such a rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, then the CD Rate for such Interest Reset Period will be the rate on such CD Interest Determination Date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit." If such rate is not published prior to 3:00 P.M., New York City time, on such Calculation Date, then the CD Rate for such Interest Reset Period will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Interest Determination Date of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for negotiable United States certificates of deposit of major United States money center banks for negotiable United States certificates of deposit with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting rates as described in this sentence, the CD Rate for such Interest Reset Period will be deemed to be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

PRIME RATE NOTES

     Each Prime Rate Note will bear interest for each Interest Reset Period at an interest rate calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Prime Rate" for each Interest Reset Period will be the rate set forth in H.15(519) on the Prime Interest Determination Date for such Interest Reset Period opposite the caption "Bank Prime Loan," or, in the event that such a rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Prime Interest Determination Date, the Prime Rate for such Interest Reset Period will be calculated by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page as such bank's prime rate or base lending rate as in effect for such Prime Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Prime Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Interest Determination Date, the Prime Rate for such Interest Reset Period will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Interest Determination Date by four major money center banks in The City of New York (which may include affiliates of the Agent) selected by the Calculation Agent from which quotations are requested. If fewer than four quotations are quoted as aforesaid, the Prime Rate for such Interest Reset Period will be calculated by the Calculation Agent and will be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Interest Determination Date furnished in The City of New York on the Prime Interest Determination Date by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies (which may include affiliates of the Agent) organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least U.S. $500 million and being subject to supervision or examination by a Federal or state authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the Prime Rate is not published in H.15(519) and the banks or trust companies selected as aforesaid are not quoting rates as described in this sentence, the Prime Rate for such Interest Reset Period will be deemed to be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate). "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace page

USPRIME1 on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

J.J. KENNY RATE NOTES

     Each J.J. Kenny Rate Note will bear interest for each Interest Reset Period at an interest rate calculated with reference to the J.J. Kenny Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "J.J. Kenny Rate" for each Interest Reset Period will be the high grade weekly index (the "Weekly Index") on the Kenny Interest Determination Date for such Interest Reset Period made available by Kenny Information Systems ("Kenny") to the Calculation Agent. The Weekly Index is, and will be, based upon 30-day yield evaluations at par of bonds, the interest on which is exempt from Federal income taxation under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), of not less than five high grade component issuers selected by Kenny which will include, without limitation, issuers of general obligation bonds. The specific issuers included among the component issuers may be changed from time to time by Kenny in its discretion. The bonds on which the Weekly Index is based will not include any bonds on which the interest is subject to a minimum tax or similar tax under the Internal Revenue Code unless all tax-exempt bonds are subject to such tax. In the event Kenny ceases to make available such Weekly Index, a successor indexing agent will be selected by the Calculation Agent, such index to reflect the prevailing rate for bonds rated in the highest short-term rating category by Moody's Investors Service, Inc. and Standard & Poor's in respect of issuers most closely resembling the high grade component issuers selected by Kenny for its Weekly Index, the interest on which is (i) variable on a weekly basis, (ii) exempt from Federal income taxation under the Internal Revenue Code and (iii) not subject to a minimum tax or similar tax under the Internal Revenue Code unless all tax-exempt bonds are subject to such tax. If such successor indexing agent is not available, the J.J. Kenny Rate for such Interest Reset Period will be 67% of the rate determined as if the Treasury Rate option had been originally selected.

CMT RATE NOTES

     Each CMT Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "CMT Rate" for each Interest Reset Period will be the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption
". . . Treasury Constant Maturities . . . Federal Reserve Board Release
H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on the CMT Interest Determination Date for such Interest Reset Period and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week, or the month, as applicable, ended immediately preceding the week in which the applicable CMT Interest Determination Date for such Interest Reset Period occurs. If such rate is no longer displayed on the relevant page, or if not displayed prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such CMT Interest Determination Date, then the CMT Rate for such Interest Reset Period will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or in the event that such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such CMT Interest Determination Date, then the CMT Rate for such Interest Reset Period will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) on such CMT Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not published prior to 3:00 P.M., New York City time, on such Calculation Date, then the

CMT Rate for such Interest Reset Period will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include affiliates of the Agents) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such Interest Reset Period will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Referenced Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting rates as described in this sentence, the CMT Rate for such Interest Reset Period will be deemed to be the same as the CMT Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate). If two Treasury Notes with an original maturity, as described in the third preceding sentence, have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on the service for the purpose of displaying Treasury Constant Maturities as published in H.15(519)), for the purpose of displaying Treasury Constant Maturities as published in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page will be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the Treasury Notes (either one, two, three, five, seven, ten, twenty or thirty years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index will be two years.

FEDERAL FUNDS RATE NOTES

     Each Federal Funds Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Federal Funds Rate Note and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" for each Interest Reset Period will be the rate on the Federal Funds Interest Determination Date for such Interest Reset Period for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, in the event that such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date, pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate for such Interest Reset Period will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published prior to 3:00 P.M., New York City time, on such Calculation Date, then the Federal Funds Rate for such Interest Reset Period will be calculated by the Calculation Agent and will be the arithmetic mean of the rates as of 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting rates as described in this sentence, the Federal Funds Rate for such Interest Reset Period will be deemed to be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

11TH DISTRICT COST OF FUNDS RATE NOTES

     Each 11th District Cost of Funds Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the 11th District Cost of Funds Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "11th District Cost of Funds Rate" for each Interest Reset Period will be the rate equal to the monthly weighted average cost of funds for the calendar month preceding such 11th District Cost of Funds Rate Interest Determination Date for such Interest Reset Period as such weighted average cost of funds is set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such 11th District Determination Date. If such rate does not appear on Telerate Page 7058 on any related 11th District Interest Determination Date, the 11th District Cost of Funds Rate for such 11th District Interest Determination Date will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month immediately preceding such 11th District Interest Determination Date, then the 11th District Cost of Funds Rate for such Interest Reset Period will be deemed to be the same as the 11th District Cost of Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

REDEMPTION AT THE OPTION OF THE COMPANY

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the Stated Maturity Date only if an Initial Redemption Date is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination), at the applicable Redemption Price (as hereinafter defined), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price", with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed.

     If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the Trustee for cancellation.

REPAYMENT AT THE OPTION OF THE HOLDER

     The Notes will be repayable by the Company at the option of the Holders thereof prior to the Stated Maturity Date only if one or more Optional Repayment Dates are specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the holders thereof on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its Corporate Trust Office (or such other address of which the Company shall from time to time notify the Holders) not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable.

     Only the Depositary may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, Beneficial Owners (as hereinafter defined) of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must instruct the Participant (as hereinafter defined) through which they own their interest to direct the Depositary to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participants through which they own their interest for the respective deadlines for such Participants. All instructions given to Participants from Beneficial Owners of Global Securities relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. See "-- Book-Entry Notes."

BOOK-ENTRY NOTES

     The Company has established a depositary arrangement with DTC with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

     Upon issuance, all Book-Entry Notes of like tenor and terms will be represented by a single Global Note. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Note may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

     So long as the Depositary or its nominee is the registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided below, the Beneficial Owners of the Global Note or Notes representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Note representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Note or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Note representing Book-Entry Notes.

     Unless otherwise specified in the applicable Pricing Supplement, each Global Note representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes or the Company becomes aware that the Depositary has ceased to be a clearing agency registered under the Exchange Act and, in any such case, the Company shall not have appointed a successor to the Depositary within 60 days thereafter, (ii) the Company, in its sole discretion, determines that the Global Notes shall be exchangeable for Certificated Notes or (iii) an Event of Default shall have occurred and be continuing with respect to the Notes under the Indenture. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Notes or Notes representing Book-Entry Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

     The following is based on information furnished by the Depositary:

          The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Note will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary.

          The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

          Purchase of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Note ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Note representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Note representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

          To facilitate subsequent transfers, all Global Notes representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Notes with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Notes representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Notes representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

          Payments of principal, premium, if any, and/or interest, if any, on the Global Notes representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of the Company and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

          If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

          A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Note or Notes representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Note or Notes representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

          The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

          The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

     The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                           CERTAIN TAX CONSIDERATIONS

GENERAL

     The following is a summary of certain United States federal income tax considerations that may be relevant to the beneficial owner of a Note that is a United States Person subject to United States income taxation on a net income basis in respect of a Note (an "Owner"). For this purpose, "United States Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation. This summary deals only with Owners who will hold Notes as capital assets, and does not address tax considerations applicable to (i) Owners that may be subject to special tax rules, such as financial institutions, insurance companies, tax-exempt organizations, employee stock ownership plans or individual retirement and other tax deferred accounts, (ii) Owners whose "functional currency" is not the U.S. dollar, (iii) dealers in securities or (iv) persons that own Notes as a hedge against currency or other risk or as a position in a "straddle" for tax purposes.

     This summary is based on laws, existing and proposed regulations, administrative rulings and judicial decisions as of the date hereof, all of which are subject to change so as to result in federal income tax consequences different from those discussed below. Prospective Owners should consult their own tax advisors in determining the tax consequences to them of purchasing, holding or disposing of Notes, including the application to their particular situation of the tax considerations discussed below, as well as the application of foreign, state, local or other tax laws and prospects for enactment of future tax legislation or regulations.

INTEREST AND ORIGINAL ISSUE DISCOUNT

     As a general rule, payments of interest on a Note (other than a Short-Term Note, as defined below) will be taxable to the Owner as ordinary interest income at the time that such payments are accrued or are received (in accordance with the Owner's method of tax accounting). However, if Notes are issued with "original issue discount" ("OID") special rules may apply.

     Notes issued for an amount that is less than the stated redemption price at maturity (as defined below) may possess OID. The excess of the stated redemption price at maturity over the issue price of a Note will constitute OID unless such excess is de minimis. (A Note issued with OID and having a term in excess of one year is hereinafter sometimes referred to as an "OID Note.") Such excess is de minimis if it is less than 0.25 percent (0.0025) of the stated redemption price at maturity multiplied by the number of full years to maturity. "Stated redemption price at maturity" means the sum of all payments in respect of a Note other than qualified stated interest payments, and "issue price" means the first price at which a substantial amount of Notes of the issue have been sold to the public. Notice (together with all required information) will be given in the appropriate Pricing Supplement when the Company determines a particular Note will be an OID Note. An owner may elect to treat all interest to be received on a Note, including de minimus amounts of OID, as OID.

     In general, interest on Fixed Rate Notes and interest on Floating Rate Notes which is determined under the methodologies prescribed under the heading "Floating Rate Notes" should constitute qualified stated interest. If the interest on the Notes constitutes qualified stated interest, then the Notes will have OID generally only if either the Notes are issued for an amount which is less than their stated redemption price at maturity or provide for principal payments which are contingent within the meaning of the applicable regulations or proposed regulations.

     However, interest on Floating Rate Notes may not be characterized as qualified stated interest if: i) the Floating Rate Note includes a Spread Multiplier; ii) the Floating Rate Notes include contingent payments; or iii) the Floating Rate were to contain a cap, floor or governor that does not apply for the entire term of the Note and such device is expected as of the issue date to significantly affect the expected yield on the Note (determined without regard to such device). The treatment of any such Notes will be described in the Pricing Supplement for such Notes.

     If any portion of the interest payable on the Notes (other than Short-Term Notes) were not to constitute qualified stated interest or if any portion of the principal payments thereon were contingent within the meaning of the applicable regulations (including proposed regulations), the applicable Pricing Supplement will provide additional information, if material, to the calculation of any OID on such Notes.

     Owners of OID Notes should be aware that they must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The OID will generally be included in income currently as interest as it accrues over the term of the Note under a formula based upon the compounding of interest at a rate that provides for a constant yield to maturity. Accrued OID must be included in income by subsequent as well as original Owners. (See "Premium and Market Discount" below.)

     For Notes having a term of one year or less ("Short-Term Notes"), all payments, including qualified stated interest, are treated as part of the stated redemption price at maturity. The excess of the sum of such payments over the issue price constitutes original issue discount which is included in income currently either on a straight-line basis or, if the Owner so elects, under the constant yield method used generally for the OID Notes. However, certain categories of Owners (generally individuals or other cash method taxpayers) are not required to include accrued OID on Short-Term Notes in their income currently unless they so elect. If such an Owner that does not so elect recognizes a gain upon the disposition of the Short-Term Note, such gain may be treated as ordinary interest income to the extent of the accrued OID. Furthermore, such Owner may be required to defer deductions for a portion of the Owner's interest expenses with respect to any indebtedness incurred or maintained to purchase or carry the Note. In the case of Owners that are required to include OID on Short-Term Notes in income currently, the amount of accrued OID included in income will be added to the Owner's tax basis in the Note.

     In addition, Owners of Short-Term Notes, including those that purchase the Notes after original issue or not at the issue price, may elect to treat their purchase price as the issue price. In that event, OID, or acquisition discount, accrues as described hereinabove but by reference to the purchase price. Such an election applies to all obligations of a term not exceeding one year that are acquired on or after the first day of the taxable year to which the election applies. The election also applies to all subsequent years unless the taxpayer receives Internal Revenue Service ("IRS") consent to its revocation.

     Certain of the Notes may be redeemable at the option of the Company prior to their Stated Maturity. The treatment of such Notes may differ from the treatment discussed above and the treatment of Notes with premium, as discussed below, and investors intending to purchase such Notes should consult their tax advisors.

     Since the Notes are registered with the Securities and Exchange Commission ("SEC"), the Notes are treated as publicly offered for certain federal income tax purposes. As a result, the Company is not obligated to provide information on the face of debt instruments with respect to OID. The Company will provide annual information statements to Owners (other than to corporations and certain other Owners) of OID Notes and to the IRS regarding the amount of OID determined to be attributable to such Notes; however, the amount reported by the Company may not equal the amount of OID required to be included in income by an Owner that is not an initial purchaser of the Notes. In addition, the Company will provide such other required information to enable an Owner to report the amount of OID. Prospective investors are advised to consult their tax advisors with respect to the particular OID characteristics of any OID Note.

BASIS AND SALE, EXCHANGE OR RETIREMENT

     An Owner's tax basis in a Note generally will equal the cost of such Note to such Owner, increased by any amounts includable in income by the Owner as OID or market discount (as described below) and reduced by any premium or acquisition premium that has been amortized (as described below) and by any payments other than qualified stated interest made on such Note. Upon the sale, exchange or retirement of a Note, an Owner generally will recognize gain or loss equal to the difference between the amount realized (less any accrued interest, which will be taxable as such) and the Owner's tax basis in the Note.

     Special rules apply to the treatment of gain realized with respect to certain Short-Term Notes. See "Interest and Original Issue Discount" above.

     Except as discussed below with respect to market discount, gain or loss recognized by an Owner on the sale, exchange or retirement of a Note generally will be long-term capital gain or loss if the Note had been held for more than one year at the time of disposition. Under current law, individuals are subject to a maximum federal income tax rate on net long-term capital gains, which is lower than the maximum rate of tax on ordinary income. The distinction between capital gain or loss and ordinary income or loss is also important, for example, for purposes of the limitations on an Owner's ability to offset long-term capital losses against short-term capital gains, as well as an Owner's ability to offset capital losses against ordinary income and for determining the allowance for charitable deductions.

PREMIUM AND MARKET DISCOUNT

     An Owner who purchases an OID Note for an amount that exceeds its "adjusted issue price" (defined as the sum of the issue price of the Note and the aggregate amount of the OID includable, determined without regard to any premium or acquisition premium of previous owners discussed below, in the income of any previous Owner of the Note, less any previous payment on the Note other than a payment of qualified stated interest) as of the purchase date but is less than the sum of all amounts payable on the OID Note after the purchase date other than qualified stated interest, will be considered to have purchased such Note at an "acquisition premium." The amount of OID that such Owner must include in income with respect to such Note for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year. If an Owner purchases an OID Note for an amount that is greater than its stated redemption price at maturity, such Note will have no OID with respect to such Owner. The Owner may elect to amortize such premium, using a constant interest method, generally over the remaining term of the Note. Such premium will be deemed to be an offset to interest on a Note otherwise includable in income. For Owners not making such an election, amortizable bond premium remains part of the Owner's basis thereby decreasing the gain or increasing the loss otherwise recognized on disposition of the Note. Other rules may apply if the Owner made an election to treat all interest received on OID Notes as OID.

     If the Owner purchases either a Note that is not an OID Note for less than its stated redemption price at maturity or an OID Note for less than its revised issue price as of the purchase date, the difference generally will be treated as "market discount" unless such difference is less than a specified de minimis amount. For this purpose, the difference is less than a de minimis amount if it does not exceed .0025 multiplied by the product of the stated redemption price at maturity of the Note and the number of complete years from the date of purchase to the maturity of the Note. In addition, the market discount rules do not apply to Short-Term Notes.

     For purposes of determining market discount, "revised issue price" means the sum of the issue price of the OID Note and the aggregate amount of OID includable in the income of previous Owners of the OID Note (disregarding any reduction on account of premium or acquisition premium), reduced by any cash payment (other than qualified stated interest) previously made on the Note.

     An Owner of a Note with market discount will be required to treat any principal repayment on, or any gain on, the sale, exchange, retirement or other disposition of, Notes as ordinary income to the extent of the market discount that had not previously been included in income but is treated as having accrued by the time of such payment or disposition. In addition, the Owner may be required to defer, until the Stated Maturity of the Note or earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the Owner elects to accrue such market discount using a constant interest method. An Owner of a Note may elect to include market discount in income currently as it accrues (under either the ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Other rules may apply if the Owner made an election to treat all interest received on OID Notes as OID. If an Owner purchases a Note which would be subject to the foregoing rules on premiums and discounts, such Owner should consult his or her own tax advisor.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, if a non-corporate Owner fails to furnish a correct taxpayer identification number or certification of foreign or other exempt status, fails to report dividend and interest income in full or fails to certify that such Owner has provided a correct taxpayer identification number and is not subject to backup withholding, 31% federal backup withholding tax may be withheld on amounts of interest payable to the Owner. An individual's taxpayer identification number is his or her social security number. In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt Owner or (ii) the seller provides, in the required manner, certain identifying information. Such a sale must also be reported by the broker to the IRS, unless the broker determines that the seller is an exempt Owner. The backup withholding tax is not an additional tax and may be credited against an Owner's regular federal income tax liability or refunded by the IRS where applicable.

                              PLAN OF DISTRIBUTION

     The Company may sell the Notes on a continuing basis through the Agents, which have agreed to use their reasonable efforts to solicit offers to purchase the Notes for the period of their appointment. Initial purchasers may propose certain terms of the Notes, but the Company will have the right to accept orders to purchase Notes and may reject proposed purchases in whole or in part. The Agents will have the right, in their discretion reasonably exercised and without notice to the Company, to reject any proposed purchase of Notes in whole or in part. The Company will pay each Agent a commission ranging from .125% to .750% of the aggregate principal amount of Notes sold through it, depending upon Stated Maturity. Commissions with respect to Notes with Stated Maturities in excess of thirty years which are sold through an Agent will be negotiated between the Company and such Agent at the time of sale, and such commissions will be set forth in the applicable Pricing Supplement. The Company may arrange for Notes to be sold to any Agent acting as principal or may sell Notes directly to one or more institutional purchasers. In the case of sales made directly by the Company, no commission or discount will be paid or allowed. The Company also may sell Notes to any Agent as principal for its own account at a price to be agreed upon at the time of sale. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a discount equal to the commission applicable to an agency sale of a Note of identical maturity and may be resold by such Agent. In connection with the purchase by any Agent as principal, such Agent may use a selling group and may reallow any portion of such discount to other dealers or purchasers. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by such Agent or, if so specified in an applicable Pricing Supplement, at a fixed public offering price. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold at a fixed public offering price), the commission and the discount may be changed. Lastly, the Notes may also be sold by the Company to or through such other agents as the Company shall designate from time to time, provided that such Notes are sold on terms including, without limitation, any commissions payable with respect thereto, in substance identical to the terms which the Company may sell the Notes to or through the Agents.

     No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. The Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes or the liquidity in the secondary market, if one develops, or that any or all of the Notes will be sold.

     The Agents, whether acting as agent or principal, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. The Company has agreed to indemnify the Agents against, or to provide contributions relating to, certain liabilities, including liabilities under such Act.

PROSPECTUS

                                  $250,000,000

                           SOUTHWEST GAS CORPORATION

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK

     Southwest Gas Corporation (the "Company") may offer from time to time, in one or more series, its unsecured debt securities (the "Debt Securities"), which, if issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company, shares of its Preferred Stock, without par value (the "Preferred Stock"), and shares of its Common Stock, $1 par value (the "Common Stock"). The Debt Securities, the Preferred Stock and the Common Stock are collectively referred to herein as the "Securities." Securities will have a maximum aggregate offering price of $250,000,000 and will be offered on terms to be determined at the time of offering.

     In the case of Debt Securities, the specific title, the aggregate principal amount, the purchase price, the maturity, the rate (or method of calculation) and time of payment of interest, if any, any redemption or sinking fund provisions, any conversion provisions, any covenants and any other specific term of the Debt Securities will be set forth in an accompanying supplement to this Prospectus (each, a "Prospectus Supplement"). In the case of Preferred Stock, the specific number of shares, designation, liquidation preference per share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion rights and other specific terms of the series of Preferred Stock will be set forth in the accompanying Prospectus Supplement. In addition, the Prospectus Supplement will describe whether interests in the Preferred Stock will be represented by depositary shares (the "Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"). In the case of Common Stock, the specific number of shares and issuance price per share will be set forth in the accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability. If so specified in the accompanying Prospectus Supplement, Securities may be issued, in whole or in part, in book-entry form.

     Securities may be sold directly, through agents from time to time, through underwriters and/or dealers or through a combination of such methods. If any agent of the Company or any underwriter is involved in the sale of the Securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution."

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT HERETO.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is November 4, 1996

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at Room 1024 of the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy materials and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104. In addition, the Commission maintains a Web Site that contains reports, proxy statements and information statements as well as other information regarding the Company and other registrants that file electronically with the Commission at http://www.sec.gov.

     This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, and reference is hereby made to such Registration Statement, including the exhibits thereto.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are incorporated herein by reference the following documents of the Company filed with the Commission: (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, (3) Current Reports on Form 8-K dated January 8, 1996, February 14, 1996, March 5, 1996, May 2, 1996, July 19, 1996, July 26, 1996 and July 31, 1996; and (4) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The information relating to the Company contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements contained in one or more of the documents incorporated by reference herein; accordingly, such information contained herein is qualified in its entirety by reference to such incorporated documents and should be read in conjunction therewith.

     The Company will provide without charge to each person, including any beneficial holder, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all the foregoing documents incorporated by reference herein, including exhibits specifically incorporated by reference in such documents but excluding all other exhibits to such documents. Requests should be directed to George C. Biehl, Senior Vice President, Chief Financial Officer and Corporate Secretary, Southwest Gas Corporation, 5241 Spring Mountain Road, P.O. Box 98510, Las Vegas, Nevada 89193-8510, telephone number (702) 876-7237.

                                  THE COMPANY

     The Company, a California corporation, is engaged in the business of purchasing, transporting, and distributing natural gas in portions of Arizona, Nevada and California. Its several service areas are geographically as well as economically diverse. The Company is the largest distributor in Arizona, distributing and transporting natural gas in most of southern, central and northwestern Arizona. The Company is also the largest distributor and transporter of natural gas in Nevada. The Company also distributes and transports natural gas in portions of California, including the Lake Tahoe area and the high desert and mountain areas in San Bernardino County. In April 1996, the Company completed the acquisition of Northern Pipeline Construction Co., which provides local gas distribution companies with installation, replacement and maintenance services for underground natural gas distribution systems.

     In July 1996, the Company completed the sale of PriMerit Bank ("PriMerit" or the "Bank") to Norwest Bank Nevada, FSB. Previously, the Company engaged in financial services activities through the Bank. Activities related to the Bank are reported as discontinued operations.

     The Company is subject to regulation by the Arizona Corporation Commission, the Public Service Commission of Nevada (the "PSCN") and the California Public Utilities Commission (the "CPUC"). The CPUC regulates the issuance of all securities by the Company, with the exception of short-term borrowings. Certain of the Company's accounting practices, transmission facilities and rates are subject to regulation by the Federal Energy Regulatory Commission.

     The executive offices of the Company are located at 5241 Spring Mountain Road, P.O. Box 98510, Las Vegas, Nevada 89193-8510, telephone number (702) 876-7237.

                                USE OF PROCEEDS

     Except as otherwise provided in the Prospectus Supplement, the Company intends to use the net proceeds from the sale of Securities offered hereby to retire indebtedness and for general corporate purposes, including the acquisition of property for the construction, completion, extension or improvement of the Company's pipeline systems and facilities located in and around the communities it serves.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges for
(a) the continuing operations of the Company and (b) the continuing operations of the Company adjusted for interest allocated to the discontinued operations of PriMerit.

                                          FOR THE TWELVE           FOR THE YEAR ENDED DECEMBER 31,
                                           MONTHS ENDED       -----------------------------------------
                                          JUNE 30, 1996       1995      1994     1993     1992     1991
                                          --------------      ----      ----     ----     ----     ----
Ratios of earnings to fixed charges(1):
  Continuing operations.................       1.00           1.06      1.69     1.47     2.21     1.70
  Adjusted for interest allocated to
     discontinued operations............       1.00           1.05      1.61     1.40     2.03     1.61

---------------

(1) For purposes of computing the ratios of earnings to fixed charges, earnings are defined as the sum of pretax income from continuing operations plus fixed charges. Fixed charges consist of all interest expense including capitalized interest, one-third of rent expense (which approximates the interest component of such expense) and amortized debt costs.

     The following table sets forth the ratios of earnings to combined fixed charges and preferred and preference stock dividends for (a) the continuing operations of the Company and (b) the continuing operations of the Company adjusted for interest allocated to the discontinued operations of PriMerit.

                                          FOR THE TWELVE           FOR THE YEAR ENDED DECEMBER 31,
                                           MONTHS ENDED       -----------------------------------------
                                          JUNE 30, 1996       1995      1994     1993     1992     1991
                                          --------------      ----      ----     ----     ----     ----
Ratios of earnings to combined fixed
  charges and preferred and preference
  stock dividends(1):
  Continuing operations.................       1.00           1.05      1.67     1.43     2.12     1.62
  Adjusted for interest allocated to
     discontinued operations............       1.00           1.04      1.59     1.37     1.96     1.54

---------------

(1) See Note 1 above. Preferred and preference stock dividends have been adjusted to represent the pretax earnings necessary to cover such dividend requirements.

                         DESCRIPTION OF DEBT SECURITIES

     Debt Securities may be issued from time to time in series under an indenture (the "Indenture") between the Company and Harris Trust and Savings Bank, as trustee (the "Trustee"). The Indenture is filed as an exhibit to and incorporated by reference in the Registration Statement of which this Prospectus is a part. As used under this caption, unless the context otherwise requires, Offered Debt Securities shall mean the Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement. The statements under this caption are brief summaries of certain provisions contained in the Indenture, do not purport to be complete and are qualified in their entirety by reference to the Indenture, including the definition therein of certain terms, a copy of which is included or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used herein and not defined shall have the meanings assigned to them in the Indenture. The following sets forth certain general terms and provisions of the Debt Securities. Further terms of the Offered Debt Securities will be set forth in the Prospectus Supplement.

GENERAL

     The Indenture provides for the issuance of Debt Securities in series, and does not limit the principal amount of Debt Securities which may be issued thereunder.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Offered Debt Securities in respect of which this Prospectus is being delivered: (a) the title of the Offered Debt Securities; (b) whether any of the Offered Debt Securities are to be issuable in bearer form or permanent global form and, if so, the terms and conditions, if any, upon which interests in such Offered Debt Securities in such bearer form or global form may be exchanged, in whole or in part, for the Offered Debt Securities represented thereby; (c) the person to whom any interest in any Offered Debt Security of the series shall be payable if other than the person in whose name the Offered Debt Security is registered on the Regular Record Date;
(d) the date or dates on which the Offered Debt Securities will mature; (e) the rate or rates at which the Offered Debt Securities will bear interest, if any;
(f) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest on the Offered Debt Securities will be payable and the Regular Record Date for any interest payable on any Interest Payment Date; (g) each office or agency where the principal of, premium (if any) and interest on the Offered Debt Securities will be payable; (h) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, the Offered Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto; (i) the obligation of the Company, if any, to redeem or repurchase the Offered Debt Securities at the option of the Holders; (j) the denominations in which any Offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (k) the currency or currencies, including composite currencies, of payment of principal of and any premium and interest on the Offered Debt Securities, if other than U. S. Dollars; (l) any index or formula used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (m) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities of the series which will be payable upon declaration of the acceleration of the Maturity thereof; (n) any provisions relating to the conversion or exchange of the Offered Debt Securities into Common Stock, Preferred Stock or into Debt Securities of another series; (o) any Events of Default with respect to the Offered Debt Securities, if not otherwise set forth under "Events of Default"; (p) any material covenants with respect to the Offered Debt Securities; and (q) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture.

     Debt Securities may be issued at a discount from their principal amount. Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Debt Securities may be issued in bearer form, with or without coupons. Federal income tax considerations and other special considerations applicable to bearer securities will be described in the applicable Prospectus Supplement.

CONVERSION RIGHTS

     The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock, Preferred Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Debt Securities will be payable, and the exchange of and the transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purpose in New York, New York and at any other office or agency maintained for such purpose. Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

     All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and, thereafter, the Holder of such Debt Security may look only to the Company for payment thereof.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Debt Depositary or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Each Global Security will be deposited with such Debt Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

     Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be transferred to, or registered or exchanged for Debt Securities registered in the name of, any Person other than the Debt Depositary for such Global Security or any nominee of such Debt Depositary, and no such transfer may be registered, unless (a) the Debt Depositary has notified the Company that it is unwilling or unable to continue as Debt Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indenture, (b) the Company executes and delivers to the Trustee a Company Order that such Global Security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable, or (c) there shall exist such circumstances, if any, as may be described in the applicable Prospectus Supplement. All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Debt Depositary may direct.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Debt Depositary will be represented by a Global Security registered in the name of such Debt Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Debt Depositary for such Global Security, the Debt Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Debt Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Debt Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Debt Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certified form and will not be considered the Holders thereof for any purposes under the Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Debt Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the Indenture, the Debt Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Notwithstanding any other provisions to the contrary in the Indenture, the rights of the beneficial owners of the Debt Securities to receive payment of the principal and premium, if any, of and interest on such Debt Securities, on or after the respective due dates expressed in such Debt Securities, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the beneficial owners.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of any Holders of Outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided (a) that the Person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is a Person organized and existing under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture, (b) that after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (c) that certain other conditions are met.

COVENANTS OF THE COMPANY

     The applicable Prospectus Supplement will describe any material covenants in respect of a series of Offered Debt Securities. Other than the covenants of the Company included in the Indenture as described above or as described in the applicable Prospectus Supplement, there are no covenants or provisions in the Offered Debt Securities or the Indenture that limit or restrict the Company's business or operations, the pledging of the Company's assets or the incurrence of indebtedness by the Company or that may afford Holders protection in the event of a highly leveraged transaction or leveraged buyout involving the Company.

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable Prospectus Supplement, the following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to make any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice by the Trustee or Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series as provided in the Indenture; (e) a default under any evidence of indebtedness for money borrowed by the Company (including a default with respect to Debt Securities of any other series) in an individual principal amount outstanding of at least $15,000,000 or under any instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (including the Indenture) in an individual principal amount outstanding of at least $15,000,000, whether such indebtedness exists as of the date of the Indenture or is thereafter created, which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or which default results in the acceleration of such indebtedness without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 10 Business Days after written notice to the Company by the Trustee or by the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization of the Company; and (g) any other Event of Default provided with respect to Debt Securities of that series. If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

     The Indenture provides that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

     The Company will be required to furnish to the Trustee under the Indenture annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment (all such series considered as one class); provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby; (a) change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) change the currency of payment of principal of, or premium, if any, or interest on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof; (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or (g) amend certain other provisions of the Indenture relating to amendments and defaults.

     The Holders of at least a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the Indenture. The applicable Prospectus Supplement will describe the terms of any such covenants. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected.

DEFEASANCE

     Unless otherwise specified in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Company, at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain Paying Agents and hold moneys for payment in trust) or (ii) need not comply with certain covenants specified in the applicable Prospectus Supplement with respect to the Debt Securities of that series, and the occurrence of an event described in clause
(d) under "Events of Default" above with respect to any defeased covenant and clauses (e) and (g) of the "Events of Default" above shall no longer be an Event of Default if, in either case, the Company deposits with the Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit, (b) no Event of Default described under clause (f) under "Events of Default" above or event which with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (f) shall have occurred and be continuing at any time during the period ending on the 91st day following such date of deposit, and (c) the Company shall have delivered an Opinion of Counsel to the effect that the Holders of the Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit or defeasance and will be subject to Federal income tax in the same manner as if such defeasance had not occurred; provided, however, with respect to a legal defeasance such Opinion of Counsel will be based on a change in the applicable federal income tax law. In the event the Company omits to comply with its remaining obligations under the Indenture after a defeasance of the Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities, it must eliminate such conflict or resign.

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Restated Articles of Incorporation (the "Articles of Incorporation"), and the certificate of determination (a "Certificate of Determination") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock.

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of the Company consists of 45,000,000 shares of Common Stock, $1 par value, 5,000,000 shares of preferred stock, without par value ("preferred stock of the Company," which term, as used herein, includes the Preferred Stock offered hereby), and 2,000,000 shares of preference stock, $20 par value (the "Preference Stock"). As of June 30, 1996, there were outstanding 26,403,084 shares of Common Stock. No shares of preferred stock of the Company or Preference Stock of the Company were outstanding on this date.

     All of the Preference Stock of the Company is reserved for issuance under the terms of the Company's Shareholder Rights Plan. (See "Description of Common Stock -- Shareholder Rights Plan").

ISSUANCE OF PREFERRED STOCK

     Except as otherwise provided by law, shares of preferred stock of the Company, in preference to the holders of Preference Stock and the Common Stock (the Preference Stock and Common Stock being referred to herein as the "Junior Stock"), may be issued from time to time, in one or more series, and the Board of

Directors of the Company is authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series.

     As described below under "Description of Depositary Shares," the Company may, at its option, elect to offer Depositary Shares evidenced by Depositary Receipts, each representing a fraction (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) of a share of the particular series of the Preferred Stock issued and deposited with a depositary, in lieu of offering full shares of such series of the Preferred Stock.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (a) the designation of such Preferred Stock and the number of shares offered; (b) the amount of liquidation preference per share; (c) the initial public offering price at which such Preferred Stock will be issued; (d) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (e) any redemption or sinking fund provisions; (f) any conversion rights; (g) whether the Company has elected to offer Depositary Shares as described below under "Description of Depositary Shares;" and (h) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The rights of the holders of each series of the Preferred Stock to receive dividends and distributions of assets will be subordinate to those of the Company's general creditors, but superior to the rights of holders of Junior Stock. See "Description of Common Stock" for a description of certain provisions of State and federal law and the Articles of Incorporation and Bylaws of the Company which may affect holders of Preferred Stock.

DIVIDEND RIGHTS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as are set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company (or, if applicable, the records of the Depositary (as hereinafter defined) referred to under "Description of Depositary Shares") on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as the shares of any series of the Preferred Stock are outstanding, unless (a) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of preferred stock of the Company (other than Junior Stock) and (b) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other preferred stock of the Company of any class or series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock, or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

LIQUIDATION PREFERENCES

     Unless otherwise specified in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to the holders of Junior Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

REDEMPTION

     A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Unless otherwise provided in the applicable Prospectus Supplement, shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

     In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default is made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any) dividends will cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) will cease.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distribution of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

CONVERSION RIGHTS

     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto. See "Description of Common Stock."

VOTING RIGHTS

     Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as any shares of the Preferred Stock of a series remain outstanding, the consent or the affirmative vote of the holders of at least a majority of the votes entitled to be cast with respect to the then outstanding shares of such series of the Preferred Stock together with any Other Preferred Stock (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (a) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of the Company ranking prior to the Preferred Stock of such series as to dividends, voting or upon distribution of assets and (b) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Stock. In case any series of the Preferred Stock would be so affected by any such action referred to in clause (b) above in a different manner than one or more series of the Other Preferred Stock then outstanding, the holders of shares of the Preferred Stock of such series, together with any series of the Other Preferred Stock which will be similarly affected, will be entitled to vote as a class, and the Company will not take such action without the consent or affirmative vote, as above provided, of at least a majority of the total number of votes entitled to be cast with respect to each such series of the Preferred Stock and the Other Preferred Stock, then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required.

     Unless otherwise specified in the applicable Prospectus Supplement, with respect to any matter as to which the Preferred Stock of any series is entitled to vote, holders of the Preferred Stock of such series and any other series of preferred stock of the Company ranking on a parity with such series of the Preferred Stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "Other Preferred Stock") will be entitled to cast the number of votes set forth in the Prospectus Supplement with respect to that series of Preferred Stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the Preferred Stock to vote together as a class with the holders of shares of one or more series of Other Preferred Stock, it is possible that the holders of such shares of Other Preferred Stock could approve action that would adversely affect such series of Preferred Stock, including the creation of a class of capital stock ranking prior to such series of Preferred Stock as to dividends, voting or distributions of assets.

     As more fully described below under "Description of Depositary Shares," if the Company elects to issue Depositary Shares, each representing a fraction of a share of a series of the Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote per Depositary Share.

TRANSFER AGENT AND REGISTRAR

     Unless otherwise indicated in a Prospectus Supplement relating thereto, the Company will be the transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock. The forms of Deposit Agreement and Depositary Receipt are filed as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part.

GENERAL

     The Company may, at its option, elect to offer fractional shares of Preferred Stock rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock) of a share of a particular series of the Preferred Stock as described below.

     The shares of any series of the Preferred Stock represented by Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") among the Company, a bank or trust company selected by the Company (the "Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will in general be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The Depositary Shares relating to any series of the Preferred Stock will be evidenced by Depositary Receipts issued pursuant to the related Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing such Depositary Shares in accordance with the terms of the offering made by the related Prospectus Supplement.

     Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Receipts is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts. However, there may be no market for the underlying Preferred Stock and once the underlying Preferred Stock is withdrawn from the Depositary, it may not be redeposited.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts relating to such Preferred Stock in proportion, insofar as practicable, to the respective numbers of Depositary Shares evidenced by such Depositary Receipts held by such holders on the relevant record date. The Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Receipts a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

     In the event of a distribution other than in cash, the Depositary will distribute such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Depositary Receipts held by such holders on the relevant record date, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale of such securities or property.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock will be made available to holders of Depositary Receipts.

     The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes and governmental charges.

REDEMPTION OF DEPOSITARY SHARES

     If a series of the Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary will mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Receipts evidencing the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock plus all money and other property, if any, payable with respect to such Depositary Share, including all amounts payable by the Company in respect of any accumulated but unpaid dividends. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata (subject to rounding to avoid fractions of Depositary Shares) as may be determined by the Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of Depositary Receipts evidencing such Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any moneys or other property to which such holders were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting or action to be taken by written consent at or as to which the holders of the Preferred Stock are entitled to vote or consent, the Depositary will mail the information contained in such notice of meeting or action to the record holders of the Depositary Receipts evidencing the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights or the giving or refusal of consent, as the case may be, pertaining to the number of shares of the Preferred Stock represented by the Depositary Shares evidenced by such holder's Depositary Receipts. The Depositary will endeavor, insofar as practicable, to vote, or give or withhold consent with respect to, the maximum number of whole shares of the Preferred Stock represented by all Depositary Shares as to which any particular voting or consent instructions are received, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting, or giving consents with respect to, shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing Depositary Shares representing such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares relating to any series of Preferred Stock and any provision of the related Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable. However, any amendment which imposes or increases any fees, taxes or charges upon holders of Depositary Shares or Depositary Receipts relating to any series of Preferred Stock or which materially and adversely alters the existing rights of such holders will not be effective unless such amendment has been approved by the record holders of Depositary Receipts evidencing at least a majority of such Depositary Shares then outstanding. Notwithstanding the foregoing, no such amendment may impair the right of any holder of Depositary Shares or Depositary Receipts to receive any moneys or other property to which such holder may be entitled under the terms of such Depositary Receipts or the Deposit Agreement at the times and in the manner and amount provided for therein. A Deposit Agreement may be terminated by the Company or the Depositary only after (a) all outstanding Depositary Shares relating thereto have been redeemed and any accumulated and unpaid dividends on the Preferred Stock represented by the Depositary Shares, together with all other moneys and property, if any, to which holders of the related Depositary Receipts are entitled under the terms of such Depositary Receipts or the related Deposit Agreement, have been paid or distributed as provided in the Deposit Agreement or provision therefor has been duly made, (b) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Receipts, or (c) in the event the Depositary Shares relate to a series of Preferred Stock which is convertible into shares of Common Stock or another series of Preferred Stock, all outstanding Depositary Shares have been converted into shares of Common Stock or another series of Preferred Stock.

MISCELLANEOUS

     The Depositary will forward to record holders of Depositary Receipts, at their respective addresses appearing in the Depositary's books, all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock or Depositary Receipts.

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Receipts evidencing the Depositary Shares, any redemption of the Preferred Stock and any withdrawals of Preferred Stock by the holders of Depositary Shares. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

     The Deposit Agreement will contain provisions relating to adjustments in the fraction of a share of Preferred Stock represented by a Depositary Share in the event of a change in par value, split-up, combination or other reclassification of the Preferred Stock or upon any recapitalization, merger or sale of substantially all of the assets of the Company as an entirety.

     Neither the Depositary nor any of its agents nor any registrar nor the Company will be (a) liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement, (b) subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for the relevant party's gross negligence or willful misconduct, or (c) obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or the Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by holders of Depositary Receipts or other persons in good faith believed to be competent and on documents reasonably believed to be genuine.

RESIGNATION OR REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

                          DESCRIPTION OF COMMON STOCK

GENERAL

     The holders of the outstanding shares of Common Stock have full voting rights, one vote for each share held of record. Shareholders have cumulative voting rights with respect to the election of directors, if certain conditions are met. Upon liquidation, dissolution, or winding up of the Company (but subject to the rights of holders of preferred stock of the Company and Preference Stock), the assets legally available for distribution to holders of Common Stock will be distributed ratably among such holders. Holders of Common Stock have no preemptive or other subscription or conversion rights, and no liability for further calls upon shares. The Common Stock is not subject to assessment.

     Subject to the rights of holders of preferred stock of the Company and Preference Stock, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. Dividends on all series of Common Stock must have the same record and payment dates. No series of Common Stock may have preference over any other series as to the payment of dividends, but the amount of cash dividends paid may vary among series.

     The Company is the transfer agent and registrar for the Common Stock.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

     The Articles of Incorporation contain provisions which require a super-majority vote of the holders of Common Stock in order for certain types of business combinations to be approved. These provisions are applicable to (a) any merger or consolidation of the Company with or into a dominant stockholder (as hereinafter defined) or any entity controlled by a dominant stockholder, (b) any merger of a dominant stockholder with or into the Company or any corporation controlled by or under common control with the Company, (c) any sale, lease, exchange or transfer of all or substantially all of the property and assets of the Company to a dominant stockholder or any entity controlled by or under common control with a dominant stockholder, (d) any purchase, lease, exchange, transfer or acquisition by the Company of all or substantially all of the property and assets of a dominant stockholder or any entity controlled by or under common control with a dominant stockholder, (e) any recapitalization of the Company that would have the effect of increasing the voting power of a dominant stockholder, and (f) any agreement, contract or other arrangement providing for any of the foregoing. The term "dominant stockholder" is defined as any person that, together with any affiliate or associate, beneficially owns in the aggregate 10% or more of the outstanding Common Stock of the Company.

     The affirmative vote of not fewer than 85% of the outstanding shares of Common Stock must approve the above described business combinations, unless (a) the Board of Directors of the Company has approved the business combination by the affirmative vote of (i) not fewer than 65% of its members if the business combination is approved in advance of the dominant stockholder becoming a dominant stockholder or the acquisition of shares of Common Stock that caused the dominant stockholder to become a dominant stockholder has been approved in advance, or (ii) not fewer than 85% of its members in all other circumstances, or (b) the Board of Directors of the Company by an affirmative vote of not fewer than 85% has determined that the cash or fair value of the properties, securities or other consideration to be received by the holders of Common Stock in such business combination is not less than the highest per share price paid by the dominant stockholder in acquiring any of its holdings of the Common Stock. These provisions may only be amended by an affirmative vote of 65% of the outstanding shares of the Company's Common Stock, unless there is a dominant stockholder at the time of the vote, in which event a vote of 85% of the outstanding shares of Common Stock is required.

     California law permits corporations to limit or eliminate the personal liability of their directors in any action, including actions brought by the corporation or its shareholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, a director must act in good faith, in a manner such director believes to be in the best interests of the corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. As a result, the available relief to a corporation and its shareholders may be limited to equitable remedies such as injunction or rescission if a company indemnifies its directors to the fullest extent permitted by California law.

     Article VIII of the Articles of Incorporation and Bylaws limit the liability of directors of the Company to the Company or its shareholders (in their capacity as directors, but not in their capacity as officers) to the fullest extent permitted by California law. Specifically, directors of the Company are not personally liable to the Company or its shareholders for monetary damages for breach of a director's fiduciary duty as a director, except
(a) on account of profits made in connection with a purchase or sale of securities in violation of Section 16(b) of the Exchange Act, (b) if a court of competent jurisdiction determines that indemnification is unlawful, (c) for acts or omissions involving intentional misconduct or knowing and culpable violations of law, (d) for acts or omissions that the director believed to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (e) for any transaction for which the director derived an improper benefit, (f) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the Company or its shareholders, (g) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duties to the corporation or its shareholders, (h) for liabilities arising out of transactions in which the director had a personal interest, (i) for the approval of distributions to the Company's shareholders in violation of California law, or (j) for the approval of the making by the Company of any loan of money or property to a director or officer of the Company or the guarantee of the obligations of any such director or officer in violation of California law. The inclusion of these provisions in the Articles of Incorporation and Bylaws may have the effect of reducing the likelihood of litigation against directors of the Company, even though such an action, if successful, might otherwise have benefited the Company or its shareholders.

SHAREHOLDER RIGHTS PLAN

     On March 5, 1996, the Board of Directors of the Company adopted a Shareholder Rights Plan (the "Rights Plan") pursuant to which the Company distributed one right (the "Right") for each share of Common Stock issued pursuant to the Plan as of the close of business on April 15, 1996 (the "Record Date"). In addition, the Board of Directors of the Company authorized the distribution of one Right for each share of Common Stock issued after the Record Date, but prior to the date the Rights become exercisable, are redeemed or expire.

     Each full Right, if it becomes exercisable, initially entitles the holder to purchase from the Company a unit of one one-hundredth of a share of Preference Stock, at a purchase price of $54.00 per unit, subject to adjustment. The Rights will expire at the close of business on April 15, 2006 unless redeemed earlier. The Rights may not be exercised, and will not detach or trade separately from the Common Stock except as described below.

     The Rights will detach from the Common Stock and may be exercised only if a person or group becomes the beneficial owner of 20% or more of the Common Stock (a "Stock Acquisition"). If a Stock Acquisition occurs (except pursuant to an offer for all outstanding shares of Common Stock which the Company's independent directors determine is adequate and otherwise in the best interests of the Company and its shareholders), then the Rights "flip-in" and, each Right not owned by such person will entitle the holder to purchase, at the Rights' then-current exercise price, the Common Stock or, if the number of shares of the authorized Common Stock is insufficient to permit the full exercise of the Rights, capital stock or other securities of the Company having an equivalent value equal to twice the Right's exercise price. In addition, if at any time following a Stock Acquisition, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows an offer at the same price and for the same consideration as the offer approved by the Board of Directors of the Company as described in the immediately preceding sentence), or (ii) 50% or more of the Company's assets or earnings power is sold or transferred, the Rights "flip-over" and each unexercised Right will entitle its holder to purchase, at the Right's then-current exercise price, common shares of the other person having an equivalent value equal to twice the Right's exercise price. The Rights may be redeemed by the Company at any time prior to ten business days following the date of a Stock Acquisition (which period may be extended by the Company's Board of Directors at any time while the Rights are still redeemable). Upon the occurrence of a "flip-in" or "flip-over" event, if the Rights are not redeemed, the Rights would result in substantial dilution to any person who has acquired 20% or more of the outstanding Common Stock or who attempts to merge or consolidate with the Company. As a result, the Rights may deter potential attempts to acquire control of the Company without the approval of the Company's Board of Directors.

CERTAIN PROVISIONS OF STATE AND FEDERAL LAW

     Arizona regulates certain business combinations by an "interested shareholder" of a public corporation if the public corporation (a) has issued securities under Section 12 of the Exchange Act, (b) has its principal place of business in the State of Arizona, (c) owns or controls assets located within the State of Arizona with a fair market value of at least one million dollars, and
(d) has more than 500 employees in the State of Arizona. The Company believes that these provisions are currently applicable to the Company. A person becomes an interested shareholder under the Arizona business combination statute upon the acquisition of 10% or more of the outstanding voting shares of the public corporation. The term "business combination" is broadly defined to include not only acquisitions, but also restructuring transactions and transactions in which the interested shareholder, or its associates or affiliates, receive financial assistance or tax advantages from the public corporation. Business combinations must be approved by a majority of the members of a committee of disinterested directors in advance of the interested person becoming an interested person or the consummation of the business combination must be delayed for three years and the price to be paid must meet certain fair price criteria. The committee must consider the long term interests of the public corporation in connection with approving any such transaction. Additional restrictions are applicable to acquisitions of control of 20% or more of a public corporation's voting stock.

     Under California law, if a tender offer or a written proposal for approval of a reorganization of a corporation or a sale of substantially all of its assets is made by an "interested party", an affirmative opinion in writing as to the fairness of the consideration to be received by the shareholders must be delivered to each shareholder. The term "interested party" means a person who is a party to the transaction and who (a) directly or indirectly controls the corporation that is the subject of the tender offer or proposal, (b) is, or is directly or indirectly controlled by, an officer or director of the corporation, or (c) is an entity in which a material financial interest is held by any director or executive officer.

     No public utility or any of its affiliates may acquire any of the capital stock of a public utility organized under California law, without CPUC approval, if (a) the acquiror transacts business in California, or (b) the CPUC determines that CPUC approval is otherwise required by the public interest. In addition, a change in control application must be filed with the CPUC in connection with any change in control of a public utility organized under California law. PSCN approval is also required prior to any proposed transfer of 15% or more of the common stock of a public utility doing business in Nevada.

     No person may acquire 5% or more of the voting stock of a gas utility (other than by merger), without Commission approval, if such person owns 5% or more of the stock of another public utility or public utility holding company. A registered public utility holding company may not acquire any security of another gas utility without Commission approval, unless the transaction is exempt under the Public Utility Holding Company Act of 1935, as amended (the "PUHCA"), or the regulations promulgated thereunder. A person becomes a holding company required to be registered under PUHCA upon acquisition of 10% or more of the voting stock of a gas utility, unless the Commission determines that the person does not control the gas utility. The Commission may condition any such determination upon the applicant refraining from exercising voting rights, controlling proxies or designating officers or directors. The Commission may not approve the acquisition of securities of a gas utility unless it determines that the acquisition would tend toward the economical and efficient development of an integrated public utility system and would not be detrimental to investor interests. The Commission may also condition its approval of the acquisition of the securities of a gas utility upon a fair offer being made for the other securities of the utility.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

     Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities.

     Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby. Remarketing firms may be entitled, under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Securities will be passed upon for the Company by O'Melveny & Myers LLP.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included in the Annual Report on Form 10-K for the year ended December 31, 1995, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
            PROSPECTUS SUPPLEMENT

Description of the Notes...............   S-2
Certain Tax Considerations.............  S-20
Plan of Distribution...................  S-24

                 PROSPECTUS

Available Information..................     2
Incorporation of Certain Documents by
  Reference............................     2
The Company............................     3
Use of Proceeds........................     3
Ratios of Earnings to Fixed Charges....     3
Description of Debt Securities.........     4
Description of Preferred Stock.........     9
Description of Depositary Shares.......    13
Description of Common Stock............    16
Plan of Distribution...................    19
Legal Matters..........................    19
Experts................................    19

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                                  $150,000,000

                        [SOUTHWEST GAS CORPORATION LOGO]

                                 SOUTHWEST GAS
                                  CORPORATION

                          MEDIUM-TERM NOTES, SERIES A
                            DUE NINE MONTHS OR MORE
                               FROM DATE OF ISSUE

                         ------------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                              MERRILL LYNCH & CO.

                           DEAN WITTER REYNOLDS INC.

                            PAINEWEBBER INCORPORATED

                         ------------------------------

                               DECEMBER 30, 1996


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